Exhibit 32.2

STATEMENT OF CHIEF FINANCIAL OFFICER UNDER 18 U.S.C. § 1350

In connection with the filing of the Quarterly Report of First Northern Community Bancorp (the “Company”) on Form 10-Q for the period ending March 31, 2004 (the “Report”), I, Louise A. Walker, the chief financial officer of the Company, certify pursuant to section 1350 of chapter 63 of title 18 of the United States Code that, to my knowledge,

(i) the Report fully complies with the requirements of section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Louise A. Walker
Louise A. Walker

May 10, 2004